NEWS RELEASE

Contact:	Alan Hill
SI International, Inc.
703-234-6854
alan.hill@si-intl.com

SI International Reports Record Revenue of $73 Million and EPS of 33 Cents for Third Quarter FY04

Quarter Revenue Growth of 73 percent; Net Income Increase of 46 percent

RESTON, VA – October 25, 2004 - SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced record results for its third  quarter ended September 25, 2004.  Revenue for the third quarter of fiscal year 2004 (FY04) increased 73 percent and net income increased by 46 percent as compared to the third quarter in the previous year.  The Company’s results were driven by strong organic growth in the Federal Government business and the acquisition of MATCOM in January 2004.

Third Quarter of FY04 Financial Results

Revenue for the third quarter of FY04 was $72.9 million, an increase of 73 percent over third quarter FY03 revenue of $42.1 million.  Federal government contract revenue, which represents 96 percent of third quarter FY04 total revenue, grew by 78 percent to $70.0 million from $39.4 million for the third quarter FY03. Revenue growth in the third quarter was primarily the result of continued growth in the Company’s key focus areas: Federal IT modernization, defense transformation, homeland defense, and mission-critical outsourcing.

Net income for the third quarter FY04 was $2.9 million, or $0.33 per diluted share, an increase of 46 percent over third quarter FY03 net income of $2.0 million, or $0.23 per diluted share.  Income from operations for the third quarter of FY04 was $5.5 million, an increase of 61 percent over operating income of $3.4 million reported in the third quarter FY03.  Backlog as of September 25, 2004 was $738 million, including $72 million in funded backlog and $666 million in unfunded backlog.

“We are very pleased with the strong revenue and earnings performance for the third quarter, which confirms our belief that we are well on track to meet our financial goals for 2004,” said Ray Oleson, SI International’s Chairman and CEO.  “During the third quarter, we saw volumes scale up sharply under our C4I2TSR contract, reflecting the important role that SI International is playing in modernizing the nation’s space-based intelligence and communications infrastructure.  In addition, we have been experiencing a very strong performance on new wins, which we expect will contribute positively to our growth in 2005.”

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Nine Months FY04 Financial Results

For the nine months ended September 25, 2004, revenue increased 55 percent to $192.7 million, compared to $124.1 million for the first nine months of FY03.  Net income for the first nine months of FY04 was $7.9 million, or $0.89 per diluted share, an increase of 56 percent over the same period last year of $5.1 million, or $0.60 per diluted share.

Income from operations for the nine months of FY04 was $15.1 million, an increase of 71 percent over operating income of $8.9 million reported a year earlier.  Operating margin for the first nine months of FY04 was 7.8 percent, as compared to 7.1 percent in the first nine months of FY03.

Business Highlights

Contracts and task orders that were awarded to the Company during the third quarter of FY04 included:

•                  $7.3 million Naval Air Depot Information Technical Services Contract supporting Central Maintenance Activity.

•                  $3.8 million Air Force Research Laboratory’s Complex Adaptive Signals and Systems (CASS) contract supporting the Multi-Sensor Exploitation Branch.

•                  $25 million in contracts and task orders that were not announced in news releases.

Indefinite Delivery/Indefinite Quantity (ID/IQ) contract vehicles awarded to the Company over the past 5 weeks included:

•                  $8 billion Department of Commerce’s COMMITS NexGen Program.

•                  $610 million Air Force Space Command CAASETA Contract.

•                  $458 million Army HRSolutions ID/IQ Contract for Human Resources, Personnel Service and Support.

•                  Subcontractor to Northrop Grumman and Centech Group for Air Force’s Network Centric Solutions Program (NETCENTS) with a ceiling value of $9 billion.

Business Outlook

Based on the Company’s current backlog and management estimates as to future tasking and contract awards, SI International revised its guidance ranges for fourth fiscal quarter FY04 and for full year FY04.  Fourth quarter net income will reflect additional interest expense related to the early repayment of our term debt, which will trigger the write-off of certain deferred financing costs.  Fourth quarter earnings per share estimate reflects the additional 2.52 million shares from the public offering closed on October 6, 2004.  The Company projects annual organic growth of 10 to 15 percent for fiscal year 2004:

	Q4 2004	Full Year 2004
Revenue	$63 – 65 million	$256 – 258 million
Net income	$2.7 – 3.0 million	$10.7 – 11.0 million
Diluted earnings per share	$0.24 - 0.26	$1.11 – 1.14

Conference Call

SI International has scheduled a conference call to discuss its results and business outlook for 10:00 AM EDT, tomorrow.  Participating in the conference call will be SI International’s Chairman and CEO Ray Oleson, President and COO Brad Antle, and Executive Vice President and CFO, Ted Dunn. A question and answer session will be included to further discuss the results and the Company’s future performance expectations. Interested parties should contact Alan Hill at 703-234-6854 for dial-in information.

The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of SI International’s web site, http://www.si-intl.com. A replay of the webcast will be available on the SI International web site beginning two hours after the conclusion of the conference call. In addition, a replay of the conference will be available by telephone beginning on Tuesday, October 26, 2004 at 12:00 PM ET through Tuesday, November 2, 2004 at 5:00 PM ET by calling 1-888-286-8010 and entering the conference passcode number 78502310.

About SI International: SI International, a member of the Russell 2000 index, is a provider of information technology and network solutions primarily to the Federal government.  The Company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions.  More information about SI International can be found at www.si-intl.com.

The above-referenced statements may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, which are described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties include: differences between authorized amounts and amounts received by the Company under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; the Company’s ability to attract and retain qualified personnel; and the important factors discussed in the Risk Factors section of the annual report on Form 10-K/A filed by the Company with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

SI International, Inc.

Consolidated Income Statement (unaudited)

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sept. 25, 2004	Sept. 27, 2003	Sept. 25, 2004	Sept. 27, 2003

Revenue	$72,926	$42,082	$192,710	$124,130
Direct costs	49,106	25,837	121,435	75,127
Indirect costs	17,615	12,318	53,974	38,648
Depreciation and amortization	516	497	1,704	1,495
Amortization of intangible assets	171	—	477	—
Income from Operations	5,518	3,430	15,120	8,860
Other income (expense)	(62)	—	(62)	—
Interest expense	(693)	(161)	(1,964)	(469)
Income before provision for income taxes	4,763	3,269	13,094	8,391
Provision for income taxes	1,881	1,290	5,172	3,314

Net income	$2,882	$1,979	$7,922	$5,077

Basic weighted average shares outstanding	8,483	8,447	8,471	8,446
Diluted weighted average shares outstanding	8,840	8,612	8,897	8,457

Earnings per common share:
Basic	$0.34	$0.23	$0.94	$0.60
Diluted	$0.33	$0.23	$0.89	$0.60

EBITDA (1)	$6,143	$3,927	$17,239	$10,355

Notes:	(1) EBITDA is defined as GAAP net income (loss) plus interest expense, income taxes, and depreciation and amortization.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.

Reconciliation of Net Income to EBITDA is as follows:

	Three Months Ended		Nine Months Ended
	Sept. 25, 2004	Sept. 27, 2003	Sept. 25, 2004	Sept. 27, 2003

Net income	$2,882	$1,979	$7,922	$5,077
Interest expense	693	161	1,964	469
Provision for income taxes	1,881	1,290	5,172	3,314
Depreciation	516	497	1,704	1,495
Amortization	171	—	477	—
EBITDA	$6,143	$3,927	$17,239	$10,355

SI International, Inc.

Revenue Segmentation Data (unaudited)

(In thousands)

	Three Months Ended
	September 25, 2004		September 27, 2003		Growth
	$	%	$	%	$	%
Core government revenue	70,044	96.1%	39,372	93.6%	30,672	77.9%
Commercial revenue	2,882	3.9%	2,710	6.4%	172	6.3%
Total revenue	72,926	100.0%	42,082	100.0%	30,844	73.3%

Prime revenue	59,197	81.2%	35,751	85.0%	23,446	65.6%
Subcontract revenue	13,729	18.8%	6,331	15.0%	7,398	116.9%
Total revenue	72,926	100.0%	42,082	100.0%	30,844	73.3%

Cost plus	24,269	33.3%	16,998	40.4%	7,271	42.8%
Time & materials	33,987	46.6%	13,617	32.4%	20,370	149.6%
Fixed price	14,670	20.1%	11,467	27.2%	3,203	27.9%
Total revenue	72,926	100.0%	42,082	100.0%	30,844	73.3%

Department of Defense	38,771	53.2%	23,444	55.7%	15,327	65.4%
Civilian agencies	31,273	42.9%	15,928	37.9%	15,345	96.3%
Commercial	2,882	3.9%	2,710	6.4%	172	6.3%
Total revenue	72,926	100.0%	42,082	100.0%	30,844	73.3%

Major contracts:
C4I2TSR/C4I2SR	15,310	21.0%	10,364	24.6%	4,946	47.7%
NVC/KCC	5,709	7.8%	5,735	13.6%	(26)	-0.4%
All other	51,907	71.2%	25,983	61.8%	25,924	100.2%
Total revenue	72,926	100.0%	42,082	100.0%	30,844	73.3%

SI International, Inc.

Consolidated Balance Sheet

As of September 25, 2004 and December 27, 2003

(In thousands, except share data)

	September 25, 2004	December 27, 2003
	(unaudited)
Assets
Cash and cash equivalents	$4,864	$23,252
Accounts receivable, net	52,228	34,007
Other current assets	6,281	4,597

Total current assets	63,373	61,856

Property and equipment, net	4,136	3,768
Goodwill	94,041	39,829
Intangible assets, net	4,546	—
Other assets	2,577	1,174
Total assets	$168,673	$106,627

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$25,984	$17,708
Line of credit	16,000	—
Current portion of long-term debt	5,250	—
Current portion of operating leasing obligations	864	—
Escrow Payable	1,034	—
Deferred revenue	917	3,975
Other current liabilities	388	465
Total current liabilities	50,437	22,148

Long-term debt, net of current portion	21,750	—
Long-term operating lease obligations	1,124	—
Other long term liabilities	5,406	2,932

Stockholders’ Equity
Common stock - $0.01 par value per share: 50,000,000 shares authorized; 8,486,864 and 8,451,507 shares issued and outstanding as of September 25, 2004 and December 27, 2003, respectively	85	85
Additional paid in capital	76,094	75,704
Deferred compensation	(243)	(340)
Retained earnings	14,020	6,098

Total stockholders’ equity	89,956	81,547

Total liabilities and stockholders equity	$168,673	$106,627

SI International, Inc.

Consolidated Statements of Cash Flows (unaudited)

 (In thousands)

	Nine months ended
	September 25, 2004	September 27, 2003
Cash flows from operating activities:
Net income	$7,922	$5,077
Adjustments to reconcile net income to net cash (from operating activities):
Depreciation and amortization	1,704	1,495
Amortization of intangible assets	477	—
Loss on disposal of fixed assets	—	178
Deferred income tax provision	1,355	—
Stock-based compensation	98	100
Amortization of deferred financing costs	343	286
Changes in operating assets and liabilities, net of effect of business combination:
Accounts receivable, net:	(4,025)	922
Other current assets	(297)	770
Other assets	(543)	(25)
Accounts payable and accrued expenses	1,847	4,712
Other current liabilities	—	986
Deferred revenue	(3,058)	75
Operating lease obligation	(522)	—
Other long term liabilities	1,368	545
Net cash from operating activities	6,669	15,121
Cash flows from investing activities:
Purchase of property and equipment, net	(1,050)	(1,025)
Cash paid for acquisition of MATCOM	(66,086)	—
Net cash from investing activities	(67,136)	(1,025)
Cash flows from financing activities:
Proceeds from excise of stock options	390	8
Proceeds (repayments) from bank overdrafts	—	(2,201)
Net borrowings (repayments) under line of credit	16,000	—
Proceeds from long-term debt	30,000	—
Repayment of long-term debt	(3,000)	—
Payments of debt issuance fees	(1,202)	—
Repayments of notes payable	—	(137)
Repayments of capital leases obligations	(109)	(76)
Net cash from financing activities	42,079	(2,406)
Net change in cash and cash equivalents	(18,388)	11,690
Cash and cash equivalents, beginning of period	23,252	10,856
Cash and cash equivalents, end of period	$4,864	$22,546
Supplemental disclosures of cash flow information:
Cash payments for interest	$1,368	$242
Cash payments for income taxes	$4,817	$2,338
Purchases of assets under capital lease	$—	$122

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